UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 7, 2019

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On March 7, 2019, Terex Corporation (“Terex” or the “Company”) and certain of its subsidiaries entered into an Incremental Assumption Agreement and Amendment No. 3 (the “Incremental Agreement”) to the Credit Agreement dated as of January 31, 2017 (the “Credit Agreement”), with the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent. The Incremental Agreement provides the Company with an additional term loan (the “Term Loan”) under the Credit Agreement in the amount of $200 million. The Term Loan will bear interest at a rate of London Interbank Offered Rate (“LIBOR”) plus 2.75% with a 0.75% LIBOR floor. The Incremental Agreement also provides the Company with additional flexibility regarding any potential sale of its North American mobile crane product lines manufactured in its Oklahoma City facility. The foregoing summary is qualified in its entirety by reference to the Incremental Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1 to this Current Report on Form 8-K.

Credit Suisse AG, or its affiliates, and certain lenders, or their affiliates, are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1 Incremental Assumption Agreement and Amendment No. 3 dated as of March 7, 2019, to the Credit Agreement dated as of January 31, 2017, among Terex Corporation, the Lenders named therein and Credit Suisse AG, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2019

TEREX CORPORATION

By: /s/ John D. Sheehan
John D. Sheehan Senior Vice President and Chief Financial Officer